                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by Registrant [X]
Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ASTEA INTERNATIONAL INC.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
-------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
  ----------------------------------------------------------------------------

  (5) Total fee paid:
  ----------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials:
  ----------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid: ________________________________________________

  (2) Form, Schedule or Registration Statement no.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

                           ASTEA INTERNATIONAL INC.
                           455 BUSINESS CENTER DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 1998

                               ----------------

To the Stockholders of Astea International Inc.:

  The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 14, 1998 at 10:00 a.m., local time, at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, for the following purposes:

    1. To elect five (5) Directors to serve until the next Annual Meeting of Stockholders.

    2. To approve the Astea International Inc. 1998 Stock Option Plan.

    3. To approve certain amendments to the Astea International Inc. 1995 Non-Employee Director Stock Option Plan.

    4. To ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1998.

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on March 20, 1998, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          /s Robert G. Schwartz, Jr.
                                          Robert G. Schwartz, Jr.
                                          Vice President, General Counsel and
                                           Secretary

Horsham, Pennsylvania April 7, 1998


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           ASTEA INTERNATIONAL INC.
                           455 BUSINESS CENTER DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 APRIL 7, 1998

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 14, 1998, at 10:00 a.m., local time, at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

  Only stockholders of record at the close of business on March 20, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 13,386,325 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of Directors, the stockholders will consider and vote upon proposals to approve the Astea International Inc. 1998 Stock Option Plan (the "1998 Plan"), to amend the Astea International Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") and to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR those proposals if no specification is indicated.

  The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 7, 1998.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

  In accordance with the Company's By-Laws, the Company's Board of Directors is currently fixed at five (5) members. Zack B. Bergreen, Henry H. Greer, Joseph J. Kroger, Charles D. LaMotta and Bruce R. Rusch are the current Directors, all of whom except for Mr. Bergreen and Mr. LaMotta are independent Directors. The terms of the current Directors will expire at the Annual Meeting. All Directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  The Board of Directors has nominated and recommended Zack B. Bergreen, Henry
H. Greer, Joseph J. Kroger, Charles D. LaMotta and Bruce R. Rusch, the current members of the Board of Directors, to be elected to hold office until the 1999 annual meeting of stockholders. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of Director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth the nominees to be elected at the Annual Meeting and the year each such nominee was first elected a Director, the positions currently held by the nominee with the Company, and the year the nominee's term will expire:

     NOMINEE'S NAME
    AND YEAR NOMINEE
      FIRST BECAME                       POSITION(S) WITH                  YEAR CURRENT TERM
       A DIRECTOR                           THE COMPANY                       WILL EXPIRE
    ----------------                     ----------------                  -----------------
Zack B. Bergreen........ Chairman of the Board and Chief Executive Officer       1998
(1979)
Charles D. LaMotta...... President, Chief Operating Officer and Director         1998
(1998)
Henry H. Greer.......... Director                                                1998
(1997)
Joseph J. Kroger........ Director                                                1998
(1994)
Bruce R. Rusch.......... Director                                                1998
(1994)

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the current Directors and Director nominees to be elected at the Annual Meeting and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

          NAME           AGE                       POSITION
          ----           ---                       --------
Zack B. Bergreen........  52 Chairman of the Board and Chief Executive Officer
Charles D. LaMotta......  55 President, Chief Operating Officer and Director
Leonard W. von Vital....  47 Senior Vice President, Product Management
Vance F. Brown..........  35 President, Bendata, Inc.
Per Edstrom.............  41 Managing Director, Europe
John G. Phillips........  38 Vice President, Chief Financial Officer and Treasurer
Robert G. Schwartz,       32 Vice President, General Counsel and Secretary
 Jr.....................
Henry H. Greer(1).......  60 Director
Joseph J. Kroger(1).....  63 Director
Bruce R. Rusch(1).......  54 Director

--------
(1) Member of Audit Committee.

  MR. BERGREEN founded the Company in November 1979. From November 1979 to January 1998, he served as President, Treasurer and Director of the Company and was elected Chief Executive Officer and Chairman of the Board of Directors in April 1995. Since January 1998, when Mr. LaMotta was elected President and Chief Operating Officer, Mr. Bergreen has served as Chairman of the Board and Chief Executive Officer. Mr. Bergreen holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Maryland.

  MR. LAMOTTA was elected President and Chief Operating Officer of the Company in January 1998 and was elected as a Director in February 1998. He previously served as President and Chief Executive Officer of SkillsBank Corp., an educational application software company, from September 1996 until January 1998, joining the Company after SkillsBank was acquired by The Learning Company. Between July 1991 and August 1996, Mr. LaMotta served in various senior management positions at Assessment Systems, Inc., most recently as Senior Vice President. Mr. LaMotta holds a Bachelor of Arts degree in Psychology from Lehigh University.

  MR. VON VITAL joined the Company as Vice President and Chief Financial Officer in November 1993 and became Senior Vice President, Product Management in May 1997. From February 1993 to November 1993, Mr. von Vital was an independent consultant. From June 1990 to February 1993, Mr. von Vital was Vice President of Mergers and Acquisitions for Decision Data, Inc., a vendor of computer peripheral equipment and related services. Mr. von Vital is a certified public accountant and holds a Bachelor of Science degree in Accounting from St. Francis College.

  MR. BROWN joined the Company's Bendata, Inc. subsidiary in April 1995 as Vice President of Customer Service and General Counsel. After the Company acquired Bendata in February 1996, Mr. Brown was elected its President in June 1996. Prior to joining Bendata, Mr. Brown served as President and General Counsel of UFAB, Inc., a financial management applications software company, since 1989. Mr. Brown holds a Bachelor of Arts degree in Economics and Computer Science from Wake Forest University and a Juris Doctor degree from the University of North Carolina.

  MR. EDSTROM joined the Company in June 1996, when the Company acquired Astea International AB (formerly Abalon AB), of which he was a founding stockholder and officer. Mr. Edstrom was elected as the Company's Managing Director, Europe, in December 1996. Between 1988 and June 1996, Mr. Edstrom served Astea International AB as its President. Before founding Astea International AB, Mr. Edstrom worked for various technology companies in Sweden, Germany and the United States. He holds a Master of Science degree in Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

  MR. PHILLIPS joined the Company as its Controller in March 1995 and was elected Vice President and Chief Financial Officer in May 1997 and Treasurer in January 1998. Before joining the Company, Mr. Phillips was the Vice President and Chief Financial Officer of HomeCareUSA, a medical equipment supplier, since September 1993. Mr. Phillips previously served in a number of management capacities at Decision Data, Inc. from July 1982 until August 1993. Mr. Phillips holds a Bachelor of Science degree in Accounting from St. Joseph's University.

  MR. SCHWARTZ joined the Company as Associate General Counsel in September 1996 and was elected Vice President, General Counsel and Secretary of the Company in February 1997. From September 1992 through August 1996, Mr. Schwartz was associated with the law firm of Goodwin, Procter & Hoar LLP. Mr. Schwartz holds a Bachelor of Arts degree in Political Science from Amherst College and a Juris Doctorate degree from Harvard Law School.

  MR. GREER joined the Company's Board of Directors in June 1997. Since 1989, Mr. Greer has been the President and Chief Operating Officer of SEI Investments, an investment management company. Mr. Greer holds an AB in Economics from Dartmouth College.

  MR. KROGER joined the Company's Board of Directors in September 1994. Since March 1993, Mr. Kroger has been an independent business consultant and, since June 1995, has served on the Board of Directors of Wang Laboratories, Inc. From January 1990 to March 1993, Mr. Kroger was President and Chief Executive Officer of Decision Data, Inc., a vendor of computer peripheral equipment and related services. Mr. Kroger has served as President and Chief Executive Officer of BiiN, a joint venture of Intel Corp. and Siemens AG; Vice Chairman of Unisys Company, a computer hardware manufacturer; and President and Chief Operating Officer of Sperry Company, a computer hardware manufacturer. Mr. Kroger holds a Bachelor of Arts degree in Economics from Loras College.

  MR. RUSCH joined the Company's Board of Directors in February 1994. Since January 1995, Mr. Rusch has been the President and Chief Operating Officer of Analogic Corp., a manufacturer and vendor of medical equipment. From January 1993 to December 1994, Mr. Rusch was Corporate Group Vice President for Analogic Corp. Mr. Rusch has served as President and Chief Executive Officer of SKY Computers, Inc., a manufacturer and vendor of computer hardware. Mr. Rusch serves on the boards of directors of Analogic Corp. and Beacon Financial. Mr. Rusch holds a Bachelor of Science degree in Electrical Engineering from Bradley University and a Master of Business Administration degree from the University of Chicago.

  The Company's By-Laws and Certificate of Incorporation provide for the Company's Board of Directors to be comprised of as many Directors as are designated from time to time by the Board of Directors. The Board is currently comprised of five members. Each Director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or Directors of the Company.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met eight (8) times in person or by telephone during the fiscal year ended December 31, 1997. During fiscal 1997, each of the Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which he served. The Board of Directors established an Audit Committee in May 1995. The Audit Committee of the Board of Directors, of which Messrs. Greer, Kroger and Rusch are currently members, reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee did not meet during the fiscal year ended December 31, 1997. Other than acting once by unanimous written consent, the Compensation and Stock Option Committee of the Board was inactive in 1997. The Board of Directors currently performs the functions of a compensation committee.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) the name of each Director or nominee; and (iii) the name of each executive officer of the Company. The following table also sets forth as of the Record Date the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for Directors, nominees and executive officers as a group.

                   NAME AND ADDRESS                      AMOUNT OF   PERCENT OF
                 OF BENEFICIAL OWNER                    OWNERSHIP(1)  CLASS(2)
                 -------------------                    ------------ ----------
Zack B. Bergreen(3)...................................   6,791,000      50.7%
 c/o Astea International Inc.
 455 Business Center Drive
 Horsham, Pennsylvania 19044
Wellington Management Company, LLP(4).................   1,313,500       9.8
 75 State Street
 Boston, Massachusetts 02109
Charles D. LaMotta(5).................................           0       *
Leonard W. von Vital(6)...............................      80,205       *
Vance F. Brown(7).....................................      53,000       *
Per Edstrom(8)........................................      79,253       *
John G. Phillips(9)...................................      19,000       *
Robert G. Schwartz, Jr.(10)...........................      11,250       *
Henry H. Greer........................................           0       *
Joseph J. Kroger(11)..................................     140,776       *
Bruce R. Rusch(12)....................................      51,164       *
All current Directors, nominees and executive officers   7,225,648      54.0%
 as a group (10 persons)(13)..........................

--------
  * Less than 1% of the outstanding shares of Common Stock.
 (1) Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by Directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date ("presently exercisable stock options").
 (2) Applicable percentage of ownership as of the Record Date is based upon 13,386,325 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Presently exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (3) Includes 3,800,000 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, and 1,200,000 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner.
 (4) As reported by stockholder under the Commission's Schedule 13G. Includes 1,313,500 shares as to which the stockholder claims shared dispositive and voting power, of which 726,500 shares are held nominally by Wellington Trust Company, N.A.
 (5) Does not reflect an option granted on February 11, 1998 to purchase 300,000 shares of Common Stock at an exercise price of $1.88 per share, vesting in four equal annual installments commencing on February 11, 1999.
 (6) Includes 80,205 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 53,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 13,750 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 17,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 11,250 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11) Includes 133,076 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12) Includes 51,164 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13) Includes 342,445 shares of Common Stock issuable pursuant to presently exercisable stock options.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996, and 1995, of those persons who at December 31, 1997 were (i) the Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company in office who earned more than $100,000 in salary and bonus in fiscal 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                          ANNUAL COMPENSATION      COMPENSATION
                          -------------------- ---------------------
                                                    SECURITIES
        NAME AND                                    UNDERLYING        ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY  BONUS  OPTIONS (# OF SHARES) COMPENSATION
   ------------------     ---- -------- ------ --------------------- ------------
Zack B. Bergreen........  1997 $300,000    --             --           $52,200(1)
 Chairman of the Board    1996  300,000    --             --            63,800(1)
 and Chief
 Executive Officer        1995  300,000    --             --            82,000(2)
Leonard W. von Vital....  1997  147,083  7,500         70,000(3)           --
 Senior Vice President,   1996  121,048    --          20,000(4)           --
 Product Management       1995  107,000 20,000         20,000            2,000(5)
Vance F. Brown..........  1997  171,971 47,510        160,000(6)           --
 President, Bendata,      1996  105,917 74,331        100,000(7)       100,000(8)
 Inc.
Per Edstrom.............  1997  114,415    --          55,000(9)           --
 Managing Director,       1996   70,228    --         110,000(10)          --
 Europe
Kevin Roche(11).........  1997  147,083    --          50,000(12)          --
 Former Senior Vice       1996  108,334    --          10,000(13)          --
 President,
 U.S. Service Automation  1995   87,224    --          10,000              --

--------
 (1) Includes premiums for term, split-dollar life insurance paid by the Company on behalf of the Named Executive Officer.
 (2) Includes premiums for term life insurance paid by the Company on behalf of the Named Executive Officer and Company contributions to Profit Sharing Plan.
 (3) Includes a newly granted option to purchase 25,000 shares of Common Stock and options for 45,000 shares of Common Stock that were repriced in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (4) Represents an option for 20,000 shares of Common Stock that was not granted in 1996 but was repriced in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (5) Constitutes Company contributions to Profit Sharing Plan.
 (6) Includes newly granted options to purchase 110,000 shares of Common Stock and options for 50,000 shares of Common Stock that were repriced in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
 (7) Includes newly granted options to purchase 50,000 shares of Common Stock and the repricing of those same options for 50,000 shares of Common Stock in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."

 (8) Received as a change-in-control bonus in connection with the Company's acquisition of Bendata, Inc.
 (9) Represents options for 55,000 shares of Common Stock that were not granted in 1997 but were repriced in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(10) Includes newly granted options to purchase 55,000 shares of Common Stock and the repricing of those same options for 55,000 shares of Common Stock in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(11) Mr. Roche resigned from the Company effective January 2, 1998.
(12) Includes newly granted options to purchase 20,000 shares of Common Stock and options for 30,000 shares of Common Stock that were repriced in 1997. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."
(13) Represents an option for 10,000 shares of Common Stock that was not granted in 1996 but was repriced in 1996. The Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "--Option Grants in Last Fiscal Year" and "--Option Repricings."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made with respect to the year ended December 31, 1997 to each of the Named Executive Officers:

                                       INDIVIDUAL GRANTS(1)                   POTENTIAL REALIZABLE VALUE
                         ---------------------------------------------------          AT ASSUMED
                          NUMBER OF      % OF TOTAL                          ANNUAL RATES OF STOCK PRICE
                         SECURITIES       OPTIONS                              APPRECIATION FOR OPTION
                         UNDERLYING      GRANTED TO    EXERCISE                        TERMS(2)
                           OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION ----------------------------
NAME                     GRANTED (#)    FISCAL YEAR  ($/SHARE)(1)    DATE        5%($)         10%($)
----                     -----------    ------------ ------------ ---------- ------------- --------------
Zack B. Bergreen........        --           --           --            --             --             --
Leonard W. von Vital....  New Grant
                             25,000(3)       2.4 %      $5.13(4)    2/19/07            (5)             (5)
                         Repricings
                             25,000(4)      N.A.         2.52(4)    2/19/07  $      39,620 $      100,406
                             20,000(4)      N.A.         2.52(4)    10/5/05         31,696         80,325
Vance F. Brown.......... New Grants
                             75,000(6)       7.1 %       2.50       4/24/07        117,918        298,827
                             35,000(6)       3.3 %       2.25      11/14/07         49,525        125,507
                         Repricings
                             12,000(4)      N.A.         2.52(4)     4/9/06         19,018         48,195
                             38,000(4)      N.A.         2.52(4)    7/26/06         60,223        152,617
Per Edstrom............. Repricings
                             35,000(4)      N.A.         2.52(4)    6/19/06         55,469        140,568
                             20,000(4)      N.A.         2.52(4)   10/28/06         31,696         80,325
Kevin Roche.............  New Grant
                             20,000(3)       1.9 %       5.13(4)    2/24/07            (5)             (5)
                         Repricings
                             10,000(4)      N.A.         2.52(4)   10/05/05         15,848         40,162
                             20,000(4)      N.A.         2.52(4)    2/24/07         31,696         80,325

--------
(1) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common stock at the date of grant.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(3) Options vest in four equal annual installments.
(4) On April 4, 1997, the Board of the Directors elected to reprice the exercise price per share of each outstanding stock option held by employees of the Company to $2.52, the fair market value per share of Common stock at the date of repricing. Although these options may not have been granted in 1997, the Commission's regulations require that repriced options be reported as new grants in the year of repricing. See "Compensation and Other Information Concerning Directors and Officers-- Option Repricings" and "--Board Report on Executive Compensation."
(5) Since this option was repriced in 1997, its potential realizable value is based on the new $2.52 exercise price and is included below in this column.
(6) Options vest in two equal annual installments.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 1997 and the year-end value of unexercised options:

                                                                               VALUE OF UNEXERCISED
                           SHARES                 NUMBERS OF UNEXERCISED     IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON    VALUE       OPTIONS AT YEAR END              YEAR END
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----                     ----------- ----------- ------------------------- ----------------------------
Zack B. Bergreen........     --          --                 --                         --
Leonard W. von Vital....     --          --           80,205 / 9,000              $117,649 / $0
Vance F. Brown..........     --          --          12,500 / 147,500                 0 / 0
Per Edstrom.............     --          --           13,750 / 41,250                 0 / 0
Kevin Roche.............     --          --           25,725 / 24,500               30,135 / 0

--------
(1) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock at December 31, 1997, the fiscal year-end ($1.91 per share), multiplied by the number of shares underlying the option.

OPTION REPRICINGS

  The following table sets forth, for each Executive Officer of the Company, information with respect to the repricing of stock options during the past ten years:

                                      NUMBER OF
                                     SECURITIES  MARKET PRICE                             LENGTH OF ORIGINAL
                                     UNDERLYING  OF STOCK AT  EXERCISE PRICE                 OPTION TERM
                                       OPTIONS     TIME OF      AT TIME OF   NEW EXERCISE REMAINING AT DATE
          NAME             DATE      REPRICED(#) REPRICING($)  REPRICING($)    PRICE($)      OF REPRICING
          ----           --------    ----------- ------------ -------------- ------------ ------------------
Leonard W. von Vital....   4/4/97      20,000       $2.52         $5.50         $2.52           8 years
                           4/4/97      25,000        2.52          5.13          2.52          10 years
                         10/29/96      20,000        5.50         17.25          5.50           9 years
Vance F. Brown..........   4/4/97      50,000        2.52          5.50          2.52           9 years
                         10/29/96(1)   12,000        5.50          7.75          5.50           9 years
                         10/29/96(1)   38,000        5.50          7.75          5.50          10 years
Per Edstrom.............   4/4/97      55,000        2.52          5.50          2.52           9 years
                         10/29/96(1)   35,000        5.50          5.62          5.50          10 years
                         10/29/96(1)   20,000        5.50          5.62          5.50          10 years
John G. Phillips........   4/4/97(1)   22,500        2.52          5.50          2.52           8 years
                           4/4/97(1)   25,000        2.52          5.13          2.52          10 years
                         10/29/96(1)   22,500        5.50         17.25          5.50           9 years

                                      NUMBER OF
                                     SECURITIES  MARKET PRICE                             LENGTH OF ORIGINAL
                                     UNDERLYING  OF STOCK AT  EXERCISE PRICE                 OPTION TERM
                                       OPTIONS     TIME OF      AT TIME OF   NEW EXERCISE REMAINING AT DATE
         NAME              DATE      REPRICED(#) REPRICING($)  REPRICING($)    PRICE($)      OF REPRICING
         ----            --------    ----------- ------------ -------------- ------------ ------------------
Robert G. Schwartz, Jr.    4/4/97      25,000        2.52          5.13          2.52          10 years
                           4/4/97      10,000        2.52          5.50          2.52           9 years
                         10/29/96(1)   10,000        5.50          6.50          5.50          10 years
Kevin Roche(2)             4/4/97      10,000        2.52          5.50          2.52           8 years
                           4/4/97      20,000        2.52          5.13          2.52          10 years
                         10/29/96(1)   10,000        5.50         17.25          5.50           9 years
Caesar J. Belbel(3)      10/29/96      10,000        5.50         17.25          5.50           9 years
Avner Schneur(4)         10/29/96       5,000        5.50         17.25          5.50           9 years
Dianne Durkin(5)         10/29/96      50,000        5.50         27.50          5.50           9 years

--------
(1) Repricing occurred when the officer was not yet an Executive Officer.
(2) Mr. Roche resigned from the Company on January 2, 1998.
(3) Mr. Belbel resigned from the Company in 1997.
(4) Mr. Schneur resigned from the Company in 1997.
(5)Ms. Durkin resigned from the Company in 1996.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS WITH EXECUTIVE OFFICERS

  The Company has entered into employment agreements with two of its Executive Officers, Messrs. Brown and Edstrom. Pursuant to Mr. Brown's employment agreement, dated November 14, 1997, Mr. Brown will serve as President of Bendata, Inc. for an initial two-year term, unless terminated earlier for cause, and for successive one-year terms by mutual agreement. Mr. Brown's initial salary is $200,000, which increases to $225,000 in the second year. Mr. Brown is eligible for a bonus determined by a formula that measures Bendata's financial performance, and he is entitled to an option to acquire 50,000 shares of the Company's common stock, to be granted on each anniversary date of the agreement. If Bendata or the Company terminates Mr. Brown's employment other than for cause before November 14, 1999, then Mr. Brown shall receive severance payments equal to his then-current salary and benefits for 12 months. Mr. Brown is obligated not to compete against the Company or Bendata, Inc. for a period of two years after termination of his employment with Bendata, Inc.

  Under Mr. Edstrom's employment and noncompetition agreement, dated June 28, 1996, Mr. Edstrom will serve as Managing Director of the Company's European operations until June 30, 1999, unless terminated earlier upon six months notice. Mr. Edstrom currently receives a salary of 1,003,145 Swedish Krona (approximately $126,000, converted at the December 31, 1997 exchange rate) per year and other fringe benefits. Mr. Edstrom is eligible for a bonus determined by a formula that measures the financial performance of the Company's European operations. If the Company terminates Mr. Edstrom's employment other than for cause before June 30, 1999, then Mr. Edstrom shall receive severance payments equal to his salary and benefits for 6 months, in addition to salary and benefits during the notice period. Mr. Edstrom is obligated not to compete against the Company for a period ending on the later of June 28, 2000 or two years after termination of his employment.

  In addition, under a written commitment to Mr. von Vital, if the Company terminates Mr. von Vital's employment without cause, then he shall receive severance payments equal to his salary and benefits for six months.

BOARD REPORT ON EXECUTIVE COMPENSATION

  This report is submitted by the Board of Directors of the Company (the "Board"); the Company's Compensation Committee has not been active since January 1997. The Board is currently responsible for developing the compensation programs that relate to the Company's executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Board also oversees the general compensation structure for all of the Company's employees. In addition, the Board currently administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan, 1997 Stock Option Plan and 1995 Employee Stock Purchase Plan.

  The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company's stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies which compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

  Compensation under the Company's executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary,
(ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and the Company's 1995 Employee Stock Purchase Plan and 401(k) profit sharing plan, which are generally available to all employees of the Company.

  BASE SALARY. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Board believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Board seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the Board believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while endeavoring to provide relatively higher incentive award opportunities. In addition, the Board generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The Board does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers other than the Chief Executive Officer are made by the Board near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

  Fiscal 1997 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Board in determining total compensation to each executive officer. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were also based strongly upon evaluations and recommendations made by the Chief Executive Officer. The Board of Directors believes that fiscal 1997 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for the comparable position with respect to each such executive officer at comparable companies.

  INCENTIVE COMPENSATION. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company's performance, as well as business unit performance according to predetermined standards. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior performance. The Company awarded no cash bonuses to any employees for fiscal 1997 except to Vance Brown and Leonard von Vital, which the Board believes is appropriate in light of the Company's operating loss during the year. Mr. Brown received a bonus pursuant to a contractual guarantee, based on the financial performance of the Company's Bendata, Inc. subsidiary. Mr. von Vital received a bonus for the successful commercial release of the Company's ServiceAlliance product in August 1997.

  STOCK OPTIONS. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Company's Common Stock. The Board of Directors believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view that may support the retention of key executive officers.

  The Company's stock option plans have been administered by the Board since January 1997. The Board periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the Board considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Company's Common Stock.

  During the fiscal year ended December 31, 1997, options to purchase an aggregate of 230,000 shares of Common Stock were awarded to the Company's executive officers. Options granted during and with respect to fiscal 1997 were granted at an exercise price per share equal to the fair market value of the Common Stock. For additional information regarding the grant of options, see the table under the heading "Option Grants in Last Fiscal Year."

  OTHER BENEFITS. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. In fiscal 1997, the Company's President and Chief Executive Officer, Zack B. Bergreen, received total salary of $300,000. Mr. Bergreen's base compensation, which has not increased since 1994, was based on an assessment of salaries believed by the Board to be paid to chief executive officers at comparable companies, as well as an assessment of Mr. Bergreen's qualifications, performance and expected contributions to the Company's future growth. Mr. Bergreen received no cash bonus or stock option awards during or with respect to fiscal 1997.

  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Board has considered these requirements and the related regulations. It is the present intention of the Board that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

  OPTION REPRICING. The Company announced a restructuring and first quarter loss in late March 1997, which was followed by a decline of the market price of the Company's Common Stock from approximately $4.50 per share to approximately $2.50 per share. After this decline in the Common Stock's market value, the Company's Board of Directors determined that outstanding stock options held by the Company's employees, most of which carried an exercise price of $5.50, would no longer serve their intended purpose of motivating employees to work diligently for the long-term benefit of the Company and its stockholders. Accordingly, on April 4, 1997, the Board of Directors voted to reduce the exercise price of the stock options held by employees to $2.52, the then-current market price of the Company's Common Stock.

  Respectfully submitted by the Members of the Board of Directors in office on December 31, 1997.

                Zack B. Bergreen
                Henry H. Greer
                Joseph J. Kroger
                Bruce Rusch

BOARD INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a Director of the Company. Other than Mr. Bergreen and Mr. Kroger, no person who served as a member of the Board was, during the fiscal year ended December 31, 1997, simultaneously an officer, employee or consultant of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. Messrs. Bergreen and Kroger did not participate in any determination of their own personal compensation matters.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive a fee of $1,000 for attendance at each regular and special meeting of the Board of Directors, and are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-employee Directors are also eligible to receive stock options under the Company's 1995 Non-Employee Director Stock Option Plan. This proxy statement describes certain amendments to the Director Plan that would result in changes to compensation of Directors, for which the Company seeks stockholder approval. See "Proposal 3--Approval of Certain Amendments to the Astea International Inc. 1995 Non-Employee Director Stock Option Plan." Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on July 27, 1995 through December 31, 1997, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on July 27, 1995 in the Company's Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.


                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                                                FISCAL YEAR ENDING
COMPANY                             1995         1995        1996        1997
-------                            ------       ------      ------      ------
ASTEA INTERNATIONAL INC           $100.00      $152.50     $ 37.93     $ 12.73
INDUSTRY INDEX                    $100.00      $106.67     $141.79     $180.47
BROAD MARKET                      $100.00      $102.74     $127.67     $156.17

--------
(1) Prior to July 27, 1995, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                  PROPOSAL 2

          APPROVAL OF ASTEA INTERNATIONAL INC. 1998 STOCK OPTION PLAN

  The Board of Directors has approved the Astea International Inc. 1998 Stock Option Plan and submitted the 1998 Plan for stockholder approval at the Annual Meeting. Because only approximately 600,000 shares of Common Stock are available for issuance to employees under existing stock option plans, the Board of Directors believes that the 1998 Plan is necessary in order to fulfill the Company's needs of attracting new managerial and technical talent and retaining existing talent.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 PLAN.

EXISTING STOCK PLANS

  Excluding the 1998 Plan, the Company currently has five stock ownership plans: the 1991 Amended Non-Qualified Stock Option Plan (the "1991 Plan"), the 1994 Amended Stock Option Plan (the "1994 Plan"), the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), the 1997 Stock Option Plan (the "1997 Plan"), and the 1995 Non-Employee Director Stock Option Plan (the "Director Plan").

  1991 AMENDED NON-QUALIFIED STOCK OPTION PLAN. The 1991 Plan was adopted by the Board of Directors of the Company as of November 27, 1991 and was approved by the sole stockholder of the Company on November 27, 1991. The 1991 Plan provides for the issuance of a maximum of 850,000 shares of Common Stock pursuant to the exercise of non-qualified stock options to employees, consultants and Directors of the Company. As of December 31, 1997, options to purchase a total of approximately 309,000 shares of Common Stock were outstanding under the 1991 Plan, of which approximately 204,000 shares were then exercisable.

  1994 AMENDED STOCK OPTION PLAN. The 1994 Plan was adopted by the Board of Directors of the Company on January 31, 1994 and approved by the sole stockholder on January 31, 1994. The 1994 Plan provides for the issuance of a maximum of 1,500,000 shares of Common Stock pursuant to the exercise of incentive and non-qualified stock options to employees, consultants and Directors of the Company. As of December 31, 1997, options to purchase approximately 953,000 shares of Common Stock were outstanding under the 1994 Plan, of which approximately 387,000 shares were then exercisable.

  1997 STOCK OPTION PLAN. The 1997 Plan was adopted by the Board of Directors of the Company on February 18, 1997 and approved by the stockholders of the Company on May 15, 1997. The 1997 Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of incentive and non-qualified stock options to employees, consultants and Directors of the Company. As of December 31, 1997, options to purchase approximately 172,000 shares of Common Stock were outstanding under the 1997 Plan, of which approximately 38,000 shares were then exercisable.

  1995 EMPLOYEE STOCK PURCHASE PLAN. The 1995 Purchase Plan was adopted by the Board of Directors of the Company and approved by the sole stockholder of the Company on May 23, 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 250,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. As of January 1, 1998, approximately 410 employees were eligible to participate in the 1995 Purchase Plan. Unless terminated sooner, the 1995 Purchase Plan shall terminate on June 30, 2005.

  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. This proxy statement describes certain amendments to the Director Plan, for which the Company seeks stockholder approval. For a description of the Director Plan and the proposed amendments, see "Proposal 3--Approval of Certain Amendments to the Astea International Inc. 1995 Non-Employee Director Stock Option Plan." These amendments were approved by the Board of Directors on March 20, 1998.

THE ASTEA INTERNATIONAL INC. 1998 STOCK OPTION PLAN

  PLAN DESCRIPTION. The 1998 Plan was adopted by the Board of Directors of the Company on February 11, 1998 and has been submitted to the Company's stockholders for approval at the Annual Meeting.

  The 1998 Plan provides for the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options, stock awards and authorizations to make purchases of Common Stock to employees, consultants, Directors and officers of the Company.

  The 1998 Plan is intended to provide incentives to the officers and other employees of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted thereunder which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); to Directors, officers, employees and consultants of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); to Directors, officers, employees and consultants of the Company by providing them with awards of stock in the Company; and to Directors, officers, employees and consultants of the Company by providing them with opportunities to make direct purchases of stock in the Company. Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Any person who owns more than fifteen percent (15%) of the outstanding shares of the Common Stock of the Company and
(i) is not an employee of the Company or (ii) is an officer of the Company, is ineligible to participate in the 1998 Plan.

  The 1998 Plan is administered by the Compensation and Stock Option Committee (the "Committee"), a function that is currently exercised by the full Board of Directors. Subject to the provisions of the 1998 Plan, the Committee has the authority to determine the terms of such options, including (i) the number of shares subject to each Option, (ii) the exercise price of the Options, (iii) the duration of the Options, (iv) the times when the Options become exercisable and (v) the time, manner and form of payment upon the exercise of an Option.

  The 1998 Plan currently authorizes the issuance of a maximum of 500,000 shares of Common Stock of the Company. Any shares subject to an Option which expires or terminates may again be available for grant under the 1998 Plan. As of the Record Date, approximately 570 employees were eligible for awards under the 1998 Plan.

  Options may be granted under the 1998 Plan at any time prior to February 11, 2008. The exercise price per share of ISOs granted under the 1998 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value per share of the Common Stock on the date of the grant). No eligible employee may be granted ISOs that become exercisable for the first time by such employee during any calendar year which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any Options granted to an employee in excess of that amount will be granted as Non-Qualified Options. The exercise price per share of all Non-Qualified Options cannot be less than the minimum legal consideration required under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

  The 1998 Plan provides that each Option shall expire on the date specified in the option agreement, but not more than (i) ten years and one day from its date of grant with respect to Non-Qualified Options, (ii) ten years from its date of grant with respect to ISOs generally, and (iii) five years in the case of ISOs granted to an employee holding more than 10% of the voting stock of the Company.

  Options granted under the 1998 Plan shall not be exercisable until they become vested. Options typically vest over a four-year period. Upon a change in control of the Company, as defined in the 1998 Plan, all outstanding, unvested Options would vest immediately. An Option is exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the Option is being exercised, and making payment in full for such shares. An Option is not transferable by the optionholder except
(a) to members of the optionholder's immediate family, (b) by will or by the laws of descent and distribution or (c) in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Generally, ISOs may not be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or permanent disability, the ISO is exercisable for a longer period after such termination.

  As of the Record Date, no options to purchase shares of Common Stock were outstanding under the 1998 Plan. On the Record Date, the fair market value of the Company's Common Stock was $3.25, the last reported sale price of the Company's Common Stock quoted on the Nasdaq National Market on such date. The approval of the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 1998 PLAN, AND AWARDS AND PURCHASES GRANTED UNDER SUCH PLAN IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. IT IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PLAN OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

  A. Incentive Stock Options. The following rules are generally applicable under current United States federal income tax law to ISOs:

    1. In general, no taxable income results to the optionholder upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either the grant or exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years following the date the ISO was granted or (ii) 18 months following the date the shares are issued to the optionholder pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionholder.

    3. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionholder and will be taxed as ordinary income in the year of such disposition.

    4. In any year that an optionholder recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

    5. Any excess of the amount realized by the optionholder as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

    6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionholder's holding period for the shares exceeds one year.

    7. An optionholder may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionholder's ISO agreement so provides. If an optionholder exercises an ISO in such fashion, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "alternate minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionholder's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

    9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

  B. Non-Qualified Stock Options. The following rules are generally applicable under current federal income tax law to options that do not qualify as incentive stock options (individually, a "NQSO," and collectively, "NQSOs"):

    1. The optionholder generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

    2. The optionholder generally will recognize ordinary compensation income at the time of exercise of the NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

    3. When the optionholder sells the shares acquired through the exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionholder as compensation income). If the optionholder's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    4. The Company generally should be entitled to a federal income tax deduction when compensation income is recognized by the optionholder.

    5. An optionholder may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionholder exercises a NQSO in such fashion, special rules will apply.

    6. Special rules apply if the Common Stock acquired through the exercise of a NQSO is subject to vesting or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

  C. Stock Awards and Purchases. The following rules are generally applicable under current federal income tax law to Awards and Purchases under the 1998
Plan:

  Under current federal income tax law, persons receiving Common Stock under the 1998 Plan pursuant to an award of Common Stock or a grant of an opportunity to purchase Common Stock generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

                              OPTION INFORMATION

  As of December 31, 1997, the Company had approximately 221 employees with outstanding option grants under the 1991 Plan, the 1994 Plan or the 1997 Plan or outside of any existing plan. The following table sets forth as of December 31, 1997, options granted under the 1991 Plan, the 1994 Plan, the 1997 Plan and the Director Plan to (i) each of the Named Executive Officers, (ii) each nominee for election as a Director, (iii) all current executive officers of the Company as a group, (iv) all current Directors of the Company who are not executive officers as a group and (v) all employees, including all current officers who are not executive officers, as a group. This table does not reflect the exercise of options previously granted and, accordingly, does not accurately reflect current holdings.

                                                                 NUMBER OF OPTIONS GRANTED
                                                           --------------------------------------
                                                                                         DIRECTOR
NAME                                  TITLE                1991 PLAN 1994 PLAN 1997 PLAN   PLAN
----                    ---------------------------------  --------- --------- --------- --------
Zack B. Bergreen....... Chairman of the Board and Chief         --         --       --       --
                         Executive Officer
Leonard W. von Vital... Senior Vice President, Product       98,800     20,000      --       --
                         Management
Vance Brown............ President, Bendata, Inc.             75,000     85,000      --       --
Per Edstrom............ Managing Director, Europe            35,000        --       --       --
John G. Phillips....... Vice President and Chief                --      75,000      --       --
                         Financial Officer
Robert G. Schwartz,     Vice President and General              --      35,000      --       --
 Jr....................  Counsel
Henry H. Greer......... Director                                --      20,000      --    30,000
Joseph J. Kroger....... Director                             30,800     90,275      --    30,000
Bruce R. Rusch......... Director                                --      46,075      --    30,000
All executive officers as a group (6 persons).............  208,800    215,000      --       --
All Directors who are not executive officers, as a group     30,800    156,350      --    90,000
 (3 persons)..............................................
All employees who are not executive officers, as a group..  604,600  1,796,560  382,617      --

                                  PROPOSAL 3

                     APPROVAL OF CERTAIN AMENDMENTS TO THE
     ASTEA INTERNATIONAL INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Board of Directors has approved certain amendments to the Astea International Inc. 1995 Non-Employee Director Stock Option Plan and submitted these amendments for stockholder approval at the Annual Meeting. The Board of Directors believes that the amendments to the Director Plan are necessary in order to fulfill the Company's needs of attracting and retaining talented non-employee directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE DIRECTOR PLAN.

THE ASTEA INTERNATIONAL INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  CURRENT PLAN DESCRIPTION. The Director Plan was adopted by the Board of Directors of the Company and approved by the sole stockholder of the Company on May 23, 1995. The Director Plan provides for the grant of options to purchase a maximum of 200,000 shares of Common Stock of the Company to non-employee Directors of the Company. Under the Director Plan, each non-employee Director who is either (i) a Director of the Company on July 26, 1995 or (ii) first elected as a Director after July 26, 1995 is automatically granted on

July 26, 1995, or the date such person first becomes a Director, as the case may be, an option to purchase 30,000 shares of Common Stock on such date (provided that no Director shall receive, under the Director Plan, more than one option for 30,000 shares). The exercise price per share for all options granted under the Director Plan will be equal to one hundred percent (100%) of the fair market value per share of the Common Stock as of the date of the grant. As of the Record Date, options to purchase an aggregate of 90,000 shares of Common Stock have been granted to non-employee Directors under the Director Plan at an exercise price of $15.00 per share, and one option to purchase an aggregate of 30,000 shares of Common Stock has been granted to a non-employee Director under the Director Plan at an exercise price of $3.50 per share.

  PROPOSED AMENDMENTS. On March 20, 1998, the Board of Directors adopted certain amendments to the Director Plan for the purposes of (a) creating annual, automatic grants of a stock option to purchase 5,000 shares of the Company's Common Stock to each non-employee director of the Company and (b) permitting non-employee directors of the Company to elect to receive shares of Common Stock in lieu of cash compensation. These proposed features require changes to Sections 1, 4 and 7 of the Director Plan and the addition of a new
Section 12 to the Director Plan. These amendments must be approved by stockholders of the Company. The number of shares of Common Stock available under the Director Plan, and the termination date of the Director Plan, will not change. If stockholders of the Company approve this proposal, Sections 1, 4, 7 and 12 of the Director Plan would read as follows:

    1. PURPOSE. This Non-Qualified Stock Option Plan, to be known as the Astea International Inc. Amended and Restated 1995 Non-Employee Director Stock Option Plan (hereinafter, this "Plan"), is intended to promote the interests of Astea International Inc. (hereinafter, the "Company") by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors (the "Board"). Additionally, this Plan is intended to provide directors of the Company who are not employees or officers with opportunities to make direct acquisitions of stock in the Company in lieu of cash compensation for their services as directors ("Purchases").

  * * *

    4. AUTOMATIC GRANT OF OPTIONS. Subject to the availability of shares under this Plan,

    (a) each person who becomes a member of the Board and who is not an employee or officer of the Company (a "Non-Employee Director"), shall automatically be granted, on the date such person is first elected to the Board, without further action by the Board, an option to purchase 30,000 shares of Common Stock, and

    (b) each Non-Employee Director immediately after the annual meeting of stockholders of each year (other than the year in which an initial stock option is granted under subparagraph 4(a) above) shall be automatically granted on such date, without further action by the Board, an option to purchase 5,000 shares of Common Stock.

    Options to be granted under this paragraph 4 shall be the only options ever to be granted at any time to any person under this Plan. The number of shares covered by options granted under this paragraph 4 shall be subject to adjustment in accordance with the provisions of paragraph 10 of this Plan. Notwithstanding anything to the contrary set forth herein, if this Plan is not approved by a majority of the Company's stockholders present, or represented, and voting on such matter at the 1998 meeting of Stockholders of the Company, then the amendments to the Plan contained herein shall terminate and become void.

  * * *

    7.(a) VESTING OF SHARES AND NON-TRANSFERABILITY OF OPTIONS. Options granted under this Plan shall not be exercisable until they become vested. Options granted under this Plan shall vest in the optionee and thus become exercisable, in accordance with the following schedule, provided that the optionee has continuously served as a member of the Board through such vesting date:

    For initial options granted pursuant to subparagraph 4(a) above:

    PERCENTAGE OF OPTION
      SHARES FOR WHICH
   OPTION WILL BE EXERCISABLE                     DATE OF VESTING
   --------------------------        -----------------------------------------
   0%............................... Less than one year from the date of grant
   20%.............................. One year from the date of grant
   40%.............................. Two years from the date of grant
   60%.............................. Three years from the date of grant
   80%.............................. Four years from the date of grant
   100%............................. Five years from the date of grant

    For annual options granted pursuant to subparagraph 4(b) above:

    PERCENTAGE OF OPTION
      SHARES FOR WHICH
   OPTION WILL BE EXERCISABLE                     DATE OF VESTING
   --------------------------        -----------------------------------------
   0%............................... Less than one year from the date of grant
   50%.............................. One year from the date of grant
   100%............................. Two years from the date of grant

    The number of shares as to which options may be exercised shall be cumulative, so that once the option shall become exercisable as to any shares it shall continue to be exercisable as to said shares, until expiration or termination of the option as provided in this Plan.

  * * *

    12. PURCHASES. Each non-employee Director may elect in writing to receive all or a portion of his cash compensation for Board service and other cash compensation in shares of Common Stock, which will be issued quarterly. Such election shall be irrevocable and shall be made at least three months in advance of the date the non-employee Director receives the cash payment. Only whole numbers of shares will be issued and any fractional shares shall be paid in cash. For purposes of computing the number of shares earned and their taxable value each quarter, the value of each share shall be equal to the fair market value of the Common Stock on the last business day of the quarter. If a Director dies prior to payment of all shares earned, the balance due shall be payable in full to the Director's estate, in cash. Members of the Board who either are eligible for Purchases pursuant to the Plan or have made Purchases may vote on any matters affecting the administration of the Plan or the approval of any Purchase pursuant to the Plan.

  Upon a change in control of the Company, as defined in the Director Plan, all outstanding, unvested Options would vest immediately.

  The foregoing amendments to the Director Plan require the approval by a majority of the votes cast at the Annual Meeting. The Board of Directors believes the proposed changes to the Director Plan are necessary to attract, retain and motivate qualified candidates to serve on your Board.

FEDERAL INCOME TAX CONSEQUENCES

  Stock Options granted to Non-Employee Directors under the amended and restated Director Plan will be Non-Qualified Options. The federal income tax treatment of NQSOs is described above under "Proposal 2--Approval of the Astea International Inc. 1998 Stock Option Plan--Federal Income Tax Consequences-- Non-Qualified Stock Options." Elections to receive shares of Common Stock in lieu of cash compensation would be treated as stock awards for federal income tax purposes. The federal income tax treatment of stock awards is described above under "Proposal 2--Approval of the Astea International Inc. 1998 Stock Option Plan--Federal Income Tax Consequences--Stock Awards and Purchases."

                                  PROPOSAL 4

                    RATIFICATION AND SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as the Company's accountants since March 1995. It is expected that a member of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

                               OTHER INFORMATION

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to September 1997, the Company had leased an office facility in Chalfont, Pennsylvania from Zack B. Bergreen and his wife, Ms. Bar-Nir, pursuant to a lease that was originally set to expire on December 31, 2009, at a monthly rent of approximately $33,250 (the "Lease"). The Company believes that these rental terms were at least as favorable to the Company as could be obtained from an unaffiliated third party. In addition, the Company had provided a Guaranty and Surety Agreement dated November 30, 1994 (the "Guarantee") guaranteeing the payment by the Bucks County Industrial Development Company ("BCIDC") of a promissory note in the principal amount of $244,000 payable to Pennsylvania Industrial Development Company (the "PIDA Loan"). The PIDA Loan, which has been borrowed by BCIDC to expand and improve certain portions of the Chalfont, Pennsylvania facility (the "Improvements"), was secured by a second mortgage given by Mr. Bergreen and his wife on such portions of the Chalfont, Pennsylvania facility of the Company pursuant to an Amendment to Installment Sale Agreement dated November 30, 1994 (the "Installment Sale Agreement"). Under the Installment Sale Agreement, Mr. Bergreen and his wife were entitled to acquire the Improvements when the PIDA Loan was fully amortized.

  On September 17, 1997, in connection with the sale of this office facility by Mr. Bergreen and Ms. Bar-Nir to an unaffiliated third party, the Company, Mr. Bergreen and Ms. Bar-Nir mutually agreed to terminate the Lease and the Guarantee. In exchange for the release of all of the Company's further obligations under the Lease and the Guarantee, the Company agreed to pay Mr. Bergreen and Ms. Bar-Nir $115,830 plus three equal payments of $155,595 each on October 31, 1997, November 30, 1997 and January 2, 1998. The terms of this agreement were reviewed and approved by the Company's Board of Directors, with Mr. Bergreen abstaining. Aside from the foregoing termination payments, the total rent expense paid by the Company to Mr. Bergreen and Ms. Bar-Nir during the fiscal year ended December 31, 1997 was approximately $283,000.

  During the first six months of fiscal 1997, Mr. Joseph Kroger, a Director of the Company, served as a paid consultant to the Company. In exchange for certain full and part-time advisory services, Mr. Kroger received cash compensation of $108,460 in addition to his fees for serving as a Director.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1997, except that Mr. Brown inadvertantly filed a Form 4 report relating to a grant of stock options approximately 60 days late.

                             STOCKHOLDER PROPOSALS

  Proposals of the stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than December 8, 1998. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 455 Business Center Drive, Horsham, Pennsylvania 19044, Attention: Secretary.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting the stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

--------------------------------------------------------------------------------
                           ASTEA INTERNATIONAL INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 14, 1998
                     SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned stockholder of Astea International Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 7, 1998 and hereby appoints Zack B. Bergreen and John G. Phillips, and each of them alone, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, on May 14, 1998 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof:

  1. To elect five(5) Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

   [_] FOR all nominees listed below                   [_] WITHHOLD
       (except as indicated below)

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

  Nominees: Zack B. Bergreen, Henry H. Greer, Charles D. LaMotta, Bruce R. Rusch and Joseph J. Kroger.

  2. To approve the Astea International Inc. 1998 Stock Option Plan.

     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. To approve certain amendments to the Astea International Inc. 1995 Non-Employee Director Stock Option Plan.

     [_] FOR    [_] AGAINST    [_] ABSTAIN

  4. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1998.

     [_] FOR    [_] AGAINST    [_] ABSTAIN

  5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE 1998 STOCK OPTION PLAN, FOR CERTAIN AMENDMENTS TO THE 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.

                                           Dated: ___________________ , 1998

                                           ---------------------------------
                                                      (Signature)

                                           ---------------------------------
                                                      (Signature)

                                             (This Proxy should be marked,
                                           dated and signed by the
                                           stockholder(s) exactly as his or
                                           her name appears hereon, and
                                           returned promptly in the
                                           enclosed envelope. Persons
                                           signing in a fiduciary capacity
                                           should so indicate. If shares
                                           are held by joint tenants or as
                                           community property, both should
                                           sign.)

--------------------------------------------------------------------------------